EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

HRG MS, INC.

INTO HARBINGER GROUP INC.

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

Dated as of March 9, 2015

Harbinger Group Inc., a corporation organized and existing under and by virtue of the laws ofthe State of Delaware (the “Parent”),  DOES HEREBY CERTIFY THAT:

1.          The Parent owns all of the issued and outstanding capital stock of HRG MS, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Subsidiary”).

2.           The Subsidiary is hereby merged into the Parent, with the Parent being the surviving corporation (the “Merger”).

3.           The Merger was approved pursuant to resolutions of the Board of Directors of the Parent (the “Board”),  attached hereto as Annex A, adopted by the Board on February 5, 2015.

4.           The name of the Parent shall be amended upon the effectiveness of the Merger to be “HRG Group, Inc.”

5.           The Merger shall be effective as of the date hereof upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent has caused this Certificate of Ownership and Merger to be signed as of the date first above written, by a duly authorized officer.

HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Senior Vice President, Deputy General
Counsel & Corporate Secretary

[Signature Page to Certificate of Ownership and Merger]

ANNEX A

Resolutions of the Board of Directors of Harbinger Group Inc.

[See attached.]

Annex A

WHEREAS, the Board of Directors (the “Board”) of Harbinger Group Inc., a Delaware corporation (the “Company”),  has determined that it is in the best interests of the Company to change the name of the Company to “HRG Group, Inc.” by merging a newly formed Delaware Corporation and wholly owned subsidiary of the Company (“Merger Sub”), into the Company (the “Merger”).

NOW, THEREFORE, IT IS:

RESOLVED, that, pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation in the Merger (the “Surviving Company”); and it is further

RESOLVED, that, the Merger shall be effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”) and shall have the effects set forth in Section 259 of the DGCL; and it is further

RESOLVED, that, pursuant to and at the Effective Time of the Merger, the name of the Surviving Company shall be changed to “HRG Group, Inc.” (the “Name Change”) and the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to reflect such name change; and it is further

RESOLVED, that, at the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, except that all references therein to the Company shall be deemed amended to refer to the name of the Surviving Company, until thereafter amended as provided therein and in accordance with the DGCL; and it is further

RESOLVED, that, at the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, except that all references therein to the Company shall be deemed amended to refer to the name of the Surviving Company, and such by-laws shall thereafter be amended and restated to reflect the name of the Surviving Company and to incorporate prior amendments thereto, such amendments having been approved prior to the date hereof by the Board in accordance with the DGCL, the certificate of incorporation of the Surviving Company and such by-laws; and it is further

RESOLVED, that, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time until the earlier of their resignation or removal or until their respective  successors are duly elected  and qualified,  or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the Surviving Company, the by-laws of the Surviving Company and the DGCL; and it is further

RESOLVED, that, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time until the earlier of their resignation or removal or until their respective  successors  are duly elected and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the Surviving Company, the by-laws of the Surviving Company and the DGCL; and it is further

RESOLVED, that each of the officers of the Company, acting alone, is hereby authorized and directed, in the name and on behalf of the Company, to take or cause to be taken any and all such further actions and to prepare, execute, file and deliver or cause to be prepared, executed, filed and delivered, all such further agreements, documents, certificates and undertakings, as in

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Annex A

such officer’s judgment shall be necessary, appropriate or advisable to carry out and consummate the Merger; and it is further

RESOLVED, that each of the officers of the Company, acting alone, is hereby authorized and directed, in the name and on behalf of the Company, to take or cause to be taken any and all such further actions and to prepare, execute, file and deliver or cause to be prepared, executed, filed and delivered, all such further agreements, documents, certificates and undertakings, as in such officer's  judgment shall be necessary, appropriate or advisable to enable the Company to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.

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